Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: January 25, 2024
Capital One Reports Fourth Quarter 2023 Net Income of $706 million, or $1.67 per share
Net of adjusting items, Fourth Quarter 2023 Net Income of $2.24 per share(1)
McLean, Va. (January 25, 2024) – Capital One Financial Corporation (NYSE: COF) today announced net income for the fourth quarter of 2023 of $706 million, or $1.67 per diluted common share, compared with net income of $1.8 billion, or $4.45 per diluted common share in the third quarter of 2023, and with net income of $1.2 billion, or $3.03 per diluted common share in the fourth quarter of 2022. Adjusted net income(1) for the fourth quarter of 2023 was $2.24 per diluted common share.
"We delivered solid results with strong top line growth in 2023," said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. "Our modern technology capabilities are driving resilient growth, enabling efficiency improvement, and putting us in a strong position to deliver long-term shareholder value."
The quarter included the following adjusting item:

(Dollars in millions, except per share data)	Pre-Tax Impact	After-Tax Diluted EPS Impact
FDIC special assessment	$289	$0.57
All comparisons below are for the fourth quarter of 2023 compared with the third quarter of 2023 unless otherwise noted.
Fourth Quarter 2023 Income Statement Summary:
•Total net revenue increased 1 percent to $9.5 billion.
•Total non-interest expense increased 18 percent to $5.7 billion:
◦29 percent increase in marketing.
◦15 percent increase in operating expenses.
•Pre-provision earnings(2) decreased 16 percent to $3.8 billion.
•Provision for credit losses increased $573 million to $2.9 billion:
•Net charge-offs of $2.5 billion.
•$326 million loan reserve build.

Capital One Fourth Quarter 2023 Earnings

•Net interest margin of 6.73 percent, an increase of 4 basis points.
•Efficiency ratio of 60.14 percent.
◦Adjusted efficiency ratio(1) of 57.10 percent.
•Operating efficiency ratio of 46.95 percent.
◦Adjusted operating efficiency ratio(1) of 43.91 percent.
Fourth Quarter 2023 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.9 percent at December 31, 2023.
•Period-end loans held for investment in the quarter increased $5.7 billion, or 2 percent, to $320.5 billion.
◦Credit Card period-end loans increased $7.8 billion, or 5 percent, to $154.5 billion.
•Domestic Card period-end loans increased $7.3 billion, or 5 percent, to $147.7 billion.
◦Consumer Banking period-end loans decreased $1.4 billion, or 2 percent, to $75.4 billion.
•Auto period-end loans decreased $1.4 billion, or 2 percent, to $74.1 billion.
◦Commercial Banking period-end loans decreased $665 million, or 1 percent, to $90.5 billion.
•Average loans held for investment in the quarter increased $3.1 billion, or 1 percent, to $315.9 billion.
◦Credit Card average loans increased $4.6 billion, or 3 percent, to $148.6 billion.
•Domestic Card average loans increased $4.6 billion, or 3 percent, to $142.1 billion.
◦Consumer Banking average loans decreased $916 million, or 1 percent, to $76.2 billion.
•Auto average loans decreased $879 million, or 1 percent, to $74.9 billion.
◦Commercial Banking average loans decreased $531 million, or 1 percent, to $91.0 billion.
•Period-end total deposits increased $2.4 billion, or 1 percent, to $348.4 billion, while average deposits increased $315 million, or less than 1 percent, to $345.3 billion.
•Interest-bearing deposits rate paid increased 17 basis points to 3.47 percent.
2023 Full Year Income Statement Summary:
◦Total net revenue increased 7 percent to $36.8 billion.
◦Total non-interest expense increased 6 percent to $20.3 billion:
▪Marketing expense remained flat at $4.0 billion.
▪8 percent increase in operating expenses.
◦Pre-provision earnings(2) increased 9 percent to $16.5 billion.
◦Provision for credit losses increased $4.6 billion to $10.4 billion.
◦Net interest margin of 6.63 percent, a decrease of 4 basis points.

Capital One Fourth Quarter 2023 Earnings

◦Efficiency ratio of 55.23 percent.
▪Adjusted efficiency ratio(1) of 54.44 percent.
◦Operating efficiency ratio of 44.33 percent.
▪Adjusted operating efficiency ratio(1) of 43.54 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on January 25, 2024 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through February 8, 2024 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this earnings press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $348.4 billion in deposits and $478.5 billion in total assets as of December 31, 2023. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches and Cafés located primarily in New York, Louisiana, Texas, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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(1)    This is a non-GAAP measure. We believe non-GAAP measures help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.
(2)    Pre-provision earnings is a non-GAAP metric calculated based on total net revenue less non-interest expense for the period. Management believes that this financial metric is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on From 8-K on January 25, 2024 with the Securities and Exchange Commission (the “SEC”), “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.